Exhibit (k)(2)
ADMINISTRATION, BOOKKEEPING AND
PRICING SERVICES AGREEMENT

THIS AGREEMENT is made as of December 12, 2018, between AXONIC ALTERNATIVE INCOME FUND, organized as a Delaware statutory trust (the “Fund”), and ALPS FUND SERVICES, INC., a Colorado corporation (“ALPS”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a non-diversified, closed-end management investment company (the Fund);

WHEREAS, AXONIC CAPITAL LLC is or will be investment adviser to the Fund and is responsible for managing the Fund’s business affairs and providing certain clerical, bookkeeping and other administrative and management services;

WHEREAS, ALPS provides certain administrative, bookkeeping and pricing services to investment companies; and

WHEREAS, the Fund desires to appoint ALPS to perform certain administrative, bookkeeping and pricing services for the Fund, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows.

1.	ALPS Appointment and Duties.

(a)
The Fund hereby appoints ALPS to provide the administrative, bookkeeping and pricing services set forth in Appendix A hereto, as amended from time to time, upon the terms and conditions hereinafter set forth.  ALPS hereby accepts such appointment and agrees to furnish such specified services.  ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.  The Fund acknowledges that ALPS does not render legal, tax or investment advice and that ALPS is not a registered broker-dealer.

(b)
ALPS may employ or associate itself with such person(s) or organization(s) as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person(s) or organization(s) shall be paid by and be the sole responsibility of ALPS, and the Fund shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person(s) or organization(s) taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)
In consideration for the services to be performed hereunder by ALPS, the Fund shall pay ALPS the fees listed in Appendix B hereto.  Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Fund or the Fund’s investment adviser and such fees are subject to renegotiation between the parties to the extent such information is determined by ALPS to be materially different from what the Fund’s investment adviser originally provided to ALPS.  Beginning on the first anniversary date of the Agreement and on each year thereafter, the minimum fees reflected in Appendix B are subject to an annual cost of living increase based on any increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published biannually by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties. ALPS will provide notice to the Fund of the amount of such cost of living increase prior to its implementation.

(b)
ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein and in Appendix B.  ALPS will not bear any of the costs of Fund personnel.  Other Fund expenses incurred shall be borne by the Fund or the Fund’s investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses unrelated to this Agreement; expenses related to any requests from or as otherwise required by any regulatory body concerning the Fund or the Fund’s investment adviser; taxes; costs of preferred shares; listing expenses; expenses related to assistance with any tender offers or repurchase offers (if applicable); transfer agency and custodial expenses; interest; Fund trustee or directors’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund’s trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”); and fees and expenses upon termination as provided in Section 15(e) hereof.

3.	Right to Receive Advice.

(a)
Advice of the Fund and Service Providers.  If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Fund or, as applicable, the Fund’s investment adviser, custodian or other service providers.

(b)
Advice of Counsel.  If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s independent board members, the Fund’s investment adviser or ALPS, at the option of ALPS).

(c)
Conflicting Advice.  In the event of a conflict between directions, advice or instructions ALPS receives from the Fund or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel (at its own expense).  ALPS will provide the Fund with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Fund.  Upon request, ALPS will provide the Fund with a copy of such advice of counsel.

4.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)
In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors/trustees, agents and employees, shall not be liable for, and the Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to ALPS by the Fund or the Fund’s investment adviser, custodian or other service providers;

(ii)	any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates;

(iii)	any reasonable actions taken on advice of counsel;

(iv)
losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party;

(iv)	ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes to be genuine;

(v)	loss of data or service interruptions caused by the Fund’s (or a Fund service provider’s) equipment failure; or

(vi)	any other action or omission to act which ALPS takes in connection with the provision of services to the Fund.

(c)
ALPS shall be entitled to rely on information and data provided by third-party service provider(s) (including pricing vendors as directed by the Fund or the Adviser pursuant to Section 13(b)) to the Fund, the Fund’s Adviser, or other authorized representative of such parties without further investigation or verification.  ALPS shall have no liability and shall be indemnified by the Fund for any losses or claims with respect to such reliance.

(d)
Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.  Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

(e)
In any case in which Fund (the “Indemnifying Party”) may be asked to indemnify or hold ALPS (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party (although the failure to do so shall not prevent recovery by the Indemnified Party) and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

The Fund Agrees and acknowledges that notwithstanding anything in the foregoing to the contrary, the maximum amount of cumulative liability of ALPS to the Fund for losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the fees paid by the Fund to ALPS under this Agreement for the most recent twelve (12) months immediately preceding the date of the event giving rise to the claim.

5.
Activities of ALPS.  The services of ALPS under this Agreement are not to be deemed exclusive and ALPS shall be free to render similar services to others.  The Fund recognizes that, from time to time, directors, officers and employees of ALPS may serve as directors/trustees, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

6.
Accounts and Records.  The accounts and records maintained by ALPS on behalf of the Fund shall be the property of the Fund.  ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations.  ALPS shall surrender such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Fund.  The Fund shall have access to such accounts and records at all times during ALPS’ normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund’s expense.  ALPS shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.  The Fund agrees to cooperate with ALPS and take delivery of Fund records within 120 days of termination of this Agreement and to pay all reasonable costs associated with the return of Fund records to the Fund.

7.
Confidential and Proprietary Information.  ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund.  ALPS further agrees that it will not use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld.  Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Fund.  ALPS shall provide the Fund with prompt notice of all such requests by any duly constituted authority.  When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information.  ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders.

8.
Compliance with Rules and Regulations.  ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and codes of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS).  Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Fund.  ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to the Fund a certification to such effect no less frequently than annually or as otherwise reasonably requested by the Fund.  ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.  ALPS shall promptly notify the Fund upon receiving any written notice, order, subpoena or other document evidencing regulatory action or that a governmental authority, agency or body intends to investigate ALPS’ activities specific to its role as the principal underwriter and distributor of the Fund, to the extent permissible by applicable law, ALPS’ policies and procedures, and to the extent advisable by ALPS’ legal counsel.

Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in each Fund’s prospectus(es) and statement(s) of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of the Fund’s advisor or sub-advisor, as applicable. ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test the Fund’s Portfolio Compliance (the “Portfolio Compliance Testing”).

The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, have been mutually agreed to between ALPS and the Fund. ALPS will report violations, if any, to the Fund and the Fund’s Chief Compliance Officer as promptly as practicable following discovery.

ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by ALPS’ fund accounting department and supplemental data from certain third-party sources.  As such, Portfolio Compliance Testing performed by ALPS is limited by the information contained in the fund accounting source reports and supplemental data from third-party sources. The Fund agrees and acknowledges that ALPS’ performance of the Portfolio Compliance Testing shall not relieve the Fund or the Fund’s investment adviser of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and ALPS shall not be held liable for any act or omission of the Fund’s investment adviser(s), with respect to Portfolio Compliance.

9.	Representations and Warranties of ALPS. ALPS represents and warrants to the Fund that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

10.	Representations and Warranties of the Fund. The Fund represents and warrants to ALPS that:

(a)
It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as a closed-end, interval, management investment company.

(b)	It is empowered under applicable laws and by its Declaration of Trust and By-laws (together, the “Organizational Documents”) to enter into and perform this Agreement.

(c)	The Board of Directors or Trustees of the Fund has duly authorized it to enter into and perform this Agreement.

(d)
Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval of ALPS, which approval shall not be unreasonably withheld or delayed.

(e)
The (i) execution, delivery and performance of this Agreement by Fund does not breach, violate or cause a default under any agreement, contract or instrument to which Fund is a party or any judgment, order or decree to which Fund is subject; (ii) the execution, delivery and performance of this Agreement by Fund has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by ALPS and Fund, this Agreement will be a valid and binding obligation of Fund.

(f)
The officer position(s) filled by ALPS, to the extent applicable, shall be covered by the Fund’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Fund shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of the Fund on substantially the same terms as such coverage is provided for the other persons serving as officers of the Fund after such persons are no longer officers of the Fund; or (iii) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is continued for the other Fund officers (but, in any event, for a period of no less than six years). The Fund shall provide ALPS with proof of current coverage, including a copy of the Policy, and shall notify ALPS immediately should the Policy be cancelled or terminated.

(g)
The Fund’s officer position(s) filled by ALPS are named officer(s) in the Fund’s corporate resolutions and are subject to the provisions of the Fund’s Organizational Documents regarding indemnification of its officers.

11.
Documents.  The Fund has furnished or will furnish, upon request, ALPS with copies of the Fund’s Organizational Documents, advisory agreement, sub-advisory agreement (if applicable), custodian agreement, transfer agency agreement, administration agreement, other service agreements, current prospectus, statement of additional information, periodic Fund reports and all forms relating to any plan, program or service offered by the Fund. The Fund shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Fund shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

12.
Consultation Between the Parties.  ALPS and the Fund shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

13.	Liaison with Accountants, Custodians and Pricing Services; Assistance with Regulatory Examinations.

(a) Accountants.  ALPS shall act as a liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and such other audit-related schedules as may be requested by the Fund’s independent public accountants or the Fund with respect to the services provided by ALPS hereunder.  ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Fund.

(b) Pricing Services.  ALPS shall utilize one or more pricing services, as directed by the Fund.  The Fund shall identify in writing to ALPS the pricing service(s) to be utilized on behalf of the Fund.  For those securities where prices are not provided by the pricing service(s), the Fund shall approve, in good faith, the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to ALPS the resulting price(s).  In the event the Fund desires to provide a price that varies from the price provided by the pricing service(s), the Fund shall promptly notify and supply ALPS with the valuation of any such security on each valuation date.  All pricing changes made by the Fund will be provided to ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

(c) Custodians.  The Fund acknowledges that ALPS may rely on and shall have no responsibility to validate the existence of assets reported by the Fund, the Adviser, or the Fund’s custodian, other than ALPS’ completion of a reconciliation of the assets reported by the parties.   The Fund acknowledges that it is the responsibility of the Fund to validate the existence of assets reported to ALPS.  ALPS may rely, and has no duty to investigate the representations of the Adviser, the Fund,  or the Fund’s custodian.

(d) Examinations.  ALPS shall provide reasonable assistance in connection with any examination of or inquiry related to the Fund by a regulatory authority that includes a review of Fund records maintained by ALPS.

14.
Business Continuation Plan.  ALPS shall maintain in effect a business continuation plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry.  In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions.

15.	Duration and Termination of this Agreement.

(a)
Initial Term.  This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Initial Term”).

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods (each a

“Renewal Term” and collectively, with the Initial Term, a “Term”) until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the then current renewal term or for cause pursuant to Section 15(c) hereof. This Agreement may only be terminated upon the end of the then applicable Term or for cause pursuant to Section 15(c) hereof.

(c)
Cause.  Notwithstanding anything to the contrary elsewhere in this Agreement, the Fund or ALPS may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any liquidated damages, upon written notice to the defaulting party which shall describe the specific details of the circumstances upon which the termination under this Section 15(c) is based.  For purposes of this Section 15, “cause” shall mean:

(i)
willful misfeasance, bad faith, gross negligence or reckless disregard on the part of a party to this Agreement in the performance of its duties, obligations and responsibilities set forth in this Agreement;

(ii)
in the event a party to this Agreement is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against such party which result in a determination that such party has violated, or has caused the other party to this Agreement to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by such party of which the defaulting party had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS); or

(iii)
financial difficulties on the part of a party to this Agreement which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the insolvency, receivership, liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(e)
Deliveries Upon Termination.  Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of administrative duties and shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.  In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Fund uses all reasonable commercial efforts to appoint such replacement on a timely basis.

(f)
Fees and Expenses Upon Termination.  Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund.  Additionally, the Fund agrees to pay to ALPS a reasonable fee determined by ALPS for ALPS’ services provided in connection with a Fund liquidating or converting to another service provider.

16.
Assignment.  This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of ALPS, or by ALPS without the prior written consent of the Fund.

17.
Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York and the 1940 Act and the rules thereunder.  To the extent that the laws of the State of New York conflict with the 1940 Act or such rules, the latter shall control.

18.
Names.  The obligations of the Fund entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of such Fund for the enforcement of any claims against the Fund or the Fund generally.

19.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

20.
Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, Colorado  80203
Attn:  General Counsel
Fax:  (303) 623-7850

To the Fund:

c/o Axonic Capital LLC
390 Park Avenue, 15th Floor
New York, New York 10022

21.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22.
Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

23.
Severability.  Any covenant, provision, agreement or term contained in this Agreement that is prohibited or that is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without in any way invalidating, effecting or impairing the other provisions hereof.

24.	Survival. The provisions of Sections 4, 6, 10(f), 10(g), 15(e), 17, 23 and this Section 24 hereof shall survive termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AXONIC ALTERNATIVE INCOME FUND

By:	/s/ Jody Flaws
Name:	Jody Flaws
Title:	Treasurer

ALPS FUND SERVICES, INC.

By:
Name:	Rahul Kanwa
Title:	Authorized Representative

APPENDIX A

SERVICES

The below services to be performed by ALPS are included in the compensation noted on Appendix B.
Fund Administration

•	Prepare annual and semi-annual financial statements
•	Utilizing templates for standard layout and printing
•	Prepare and file Forms N-CEN, N-PORT*, N-CSR, N-Q and 24f-2
•	Apply for and maintain Legal Entity Identifiers (“LEI”)
•	Host annual audits
•	Calculate monthly SEC standardized total return performance figures
•	Prepare required reports for quarterly Board meetings
•	Monitor expense ratios
•	Maintain budget vs. actual expenses
•	Manage fund invoice approval and bill payment process
•	Assist with placement of Fidelity Bond and E&O insurance
•	Maintain and coordinate Blue Sky registration
•	Coordinate reporting to outside agencies including Morningstar, etc.

Fund Accounting

•	Calculate daily NAVs
•	Transmit daily NAVs to NASDAQ, Transfer Agent and other third parties
•	Compute yields, expense ratios, portfolio turnover rates, etc.
•	Reconcile cash and investment balances with the Custodian
•	Support preparation of financial statements
•	Prepare and maintain required Fund Accounting records in accordance with the 1940 Act
•	Obtain security valuations from appropriate sources consistent with the Fund’s pricing and valuation policies

Legal Administration

•	Coordinate annual update to one prospectus for each fund and the statement of additional information
•	Coordinate standard layout and printing of a prospectus for the fund
•	Coordinate EDGARization and filing of above-referenced SEC documents
•	Prepare, compile and distribute quarterly board meeting materials
•	Participate in quarterly board meetings and prepare initial drafts of meeting minutes
•	Coordinate the preparation and filing of quarterly repurchase or tender offers

Tax Administration

•	Calculate dividend and capital gain distribution rates
•	Prepare ROCSOP and required tax designations for Annual Report
•	Prepare and coordinate filing of income and excise tax returns
•	Audit firm to sign all returns as paid preparer
•	Calculate/monitor book-to-tax differences
•	Provide quarterly Subchapter M compliance monitoring and reporting
•	Provide tax re-allocation data for shareholder 1099 reporting
•	Prepare and distribute 19a-1 filings as required

Revisions to, or the addition of  new services to the services listed above (including but not limited to new or revised services related to regulatory changes or special projects) shall be subject to additional fees as determined by ALPS.

* Subject to Appendix C attached hereto

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APPENDIX B

COMPENSATION

Fund Administration, Fund Accounting, Legal and Tax Administration Services:

All fees will be calculated daily and billed monthly by ALPS.  The fees to be paid to ALPS by the Fund shall be the GREATER OF (i) an annual minimum fee of $145,000*, OR (ii) the results of an application of the following basis point fee schedule applicable to the Fund:

Annual Net Assets	Annual Basis Point Fee*
First $250 MM	9.0
Next $250MM	7.0
Next $500 MM	5.0
Above $1B+	4.0

•	$15,000 per each additional share class over the first two (2) share classes

* Indicates that the minimum fee is subject to an annual cost of living adjustment as described in Section 2(a) of the Agreement.

Out-of-Pocket Expenses:
All out-of-pocket expenses are passed through to the client at cost, including but not limited to: third party security pricing and data fees, Bloomberg fees, Gainskeeper fees, PFIC Analyzer, bank loan sub- accounting fees, Blue Sky permit processing fees and state registration fees, SSAE 16 control review reports, travel expenses to Board meetings and on-site reviews, typesetting, printing, filing and mailing fees (including additional fees or surcharges related to expedited typesetting, printing, filing and mailing events), FINRA advertising/filing fees (including additional ALPS fees for expedited reviews), Shareholder communication including setup and subsequent mailing stock and postage, AML/CIP, regulatory compliance, Compliance+ Program, escheatment, freight, internal postage, long distance telephone calls, records retention, transcripts, microfilm, microfiche, disaster recovery, hardware at customer’s facility, telecommunications/network configuration, and lost shareholder search/tracking, IRA custodial fees, NSCC interface fees, wire fees and other bank charges, E*Delivery services, customized programming/enhancements, DST Output fees, Compliance fees and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under its Agreement with the Funds.

Late Charges:
All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance to the extent permitted by law.

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APPENDIX C
Additional Terms
In addition to the terms and conditions of the Agreement, the following terms and conditions apply to the provision of the Additional Services under this Addendum:

1.	Provision of Services.

i.
ALPS may engage persons or organizations (referred to as a “supplier”) to assist in the provision of, or to perform any of its duties of providing the Additional Services; provided that, in such event, ALPS shall not be relieved of any of its obligations otherwise applicable under the Agreement and Addendum. All uses of the term “supplier” in Section 2 of this Appendix III shall include any third party otherwise selected by the Trust, if applicable.

2.	Use of Data; No Warranty; Termination of Rights.

ii.
As part of the provision of the Additional Services, ALPS may provide valuation information and other data or evaluations to the Trust (collectively, the “Data”) that may be supplied by ALPS or one of its suppliers, or a supplier selected by the Trust. Any Data being provided to the Trust by ALPS or its suppliers pursuant hereto are being supplied to the Trust for the sole purpose of completion of the Additional Services.  The Trust may use the Data only for purposes necessary for the Additional Services described in this Addendum. The Trust does not have any license nor right to use the Data for purposes beyond the Additional Services described in this Addendum including, but not limited to, resale to other users or use to create any type of historical database. Data cannot be passed to or shared with any other non-affiliated entity.

The Trust acknowledges the proprietary rights that ALPS and its suppliers have in the Data.

iii.
ALPS and its suppliers shall have no liability to the Trust, or a third party, for errors, omissions or malfunctions in the Data or related services, other than the obligation of ALPS to endeavor, upon receipt of notice from the Trust, to correct a malfunction, error, or omission in any Data or related services.

iv.
Trust acknowledges that the Data and related services are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities, in connection to the Additional Services. Trust accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data and related services, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

v.
Trust shall indemnify ALPS and its suppliers against and hold ALPS harmless from any and all losses, damages, liability, costs, including attorney's fees, resulting directly or indirectly from any claim or demand against ALPS or its suppliers by a third party arising out of or related to the accuracy or completeness of any Data or related services received by the Trust, or any data, information, service, report, analysis or publication derived therefrom. Neither ALPS or its suppliers shall be liable for any claim or demand against the Trust by a third party.

vi.
ALPS and its suppliers, nor the Trust shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

vii.	THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, ALPS AND ITS SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER.

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